Exhibit 99.1


FOR IMMEDIATE RELEASE

Contact:  Ann Merguerian                               James A. Aston
           Chief Financial Officer                     President
           Angeles Mortgage Investment Trust           Insignia Properties Trust
           Westlake Village, California  91362         Greenville, SC  29602
           (805) 449-1335                             (864) 239-1660



ANGELES MORTGAGE INVESTMENT TRUST & INSIGNIA PROPERTIES TRUST ANNOUNCE EXECUTION OF DEFINITIVE MERGER AGREEMENT; IPT COMPLETES $50 MILLION EQUITY PRIVATE PLACEMENT


     Westlake  Village,  California,  and Greenville,  South Carolina,  July 21,
1997. Angeles Mortgage Investment Trust (AMEX:ANM) ("AMIT") and Insignia Properties Trust ("IPT"), a REIT that is a controlled, majority owned affiliate of Insignia Financial Group, Inc. (NYSE:IFS) ("Insignia"), announced today that AMIT and IPT have executed definitive agreements to effect a non-taxable merger of the two entities.

     AMIT, which began trading on the American Stock Exchange in January 1989, is in the business of originating, acquiring and servicing its own loan portfolio, which is primarily secured by real estate properties. As of March, 31 1997, AMIT held 25 assets including loans and real estate with an aggregate net asset value of approximately $43 million.

     IPT was formed by Insignia as the primary multi-family real estate ownership and acquisition vehicle of Insignia. Over the course of the past several years, Insignia has completed a series of tender offers for limited partnership interests and has otherwise acquired limited partnership interests in partnerships in which Insignia or its affiliates also serve as general partner. The vast majority of these limited partnership interests, along with the general partnership interests have been transferred by Insignia into IPT and/or its affiliated operating partnership, Insignia Properties, L.P. ("IPLP"), in exchange for stock in IPT and operating partnership units in IPLP. Currently, IPT and IPLP own interests ranging from 1% to 54% in entities which own, in the aggregate, approximately 195 properties including approximately 41,800 units of multi-family residential housing and approximately 4,673,000 square feet of commercial space. IPT and IPLP's interests in these assets have an exchange value of approximately $210 million. The definitive agreement provides that each AMIT Class A share will be valued at $16.25 and exchanged for 1.625 shares of IPT Common Stock valued for purposes of the merger at $10.00 per share. The exchange ratio will be adjusted to reflect dividends and earnings of the respective trusts from December 31, 1996 through the closing of the transaction. Upon completion of the merger, the combined entity will continue to be publicly traded. Closing of the merger is contingent upon, among other things, AMIT's receipt of a fairness opinion, and the approval of the proposed transaction by certain governmental authorities and by the shareholders of AMIT and IPT.

     In  addition  to the  above,  Insignia  announced  that  IPT  has  received commitments of in excess of $50 million in equity pursuant to a private placement recently undertaken by IPT. Combined with a $50 million credit facility being arranged by IPT, when merged with AMIT the combined entity is expected to have in excess of approximately $300 million in equity capitalization at exchange values and $100 million in cash and credit available for ongoing acquisitions. Subsequent to the proposed merger with AMIT, and after giving effect to the issuance of stock by IPT pursuant to the private placement, Insignia would own approximately 70% of the combined entity.

     With  corporate  headquarters  in  Greenville,   South  Carolina,  Insignia
Financial Group, Inc. is a fully-integrated real estate services company. Insignia is the largest manager of multifamily residential properties in the United States and is also among the largest managers of commercial properties. Insignia commenced operations in December 1990 and has since grown to provide property and/or asset management services for approximately 2,600 properties which include approximately 270,000 residential units (including cooperative and condominium units), and approximately 146.7 million square feet of commercial space located in over 500 cities and 48 states.

     Certain items in this press release may constitute forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 (the "Reform Act") and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates of revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.